NEWS RELEASE

30 Penhallow Street

Portsmouth, NH 03801

(603) 433-6131

(800) 327-9970

Contact:	Adam Taich
Director of Investor Relations
Phone:	(603) 433-6131 Ext. 415

(For Immediate Release)

Apogent Announces Pricing of Senior Subordinated Notes

PORTSMOUTH, N.H (May 22, 2003):    Apogent Technologies Inc. (NYSE: AOT) announced today that it has priced $250 million of 6½% Senior Subordinated Notes due 2013 to be issued in a private placement. Apogent’s obligations will be guaranteed by certain of its U.S. subsidiaries.

Apogent will use the proceeds from the sale to pay for shares purchased in its modified “Dutch Auction” tender offer, which expired at midnight on May 21, 2003, for possible future repurchases of its common stock in the open market or otherwise, and for general corporate purposes.

The 6½% Senior Subordinated Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act. Unless so registered, the 6½% Senior Subordinated Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offer of the securities will be made only by means of a confidential offering memorandum to qualified institutional buyers and in offshore transactions as described above.

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